PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated October 2, 2018)	Filed pursuant to Rule 424(b)(3) Registration No. 333-227503

NRG Energy, Inc.

Exchange Offer for
$821,064,000 5.75% Senior Notes due 2028

We are offering to exchange:
up to $821,064,000 of our new 5.75% Senior Notes due 2028
(which we refer to as the "Exchange Notes")
for
a like amount of our outstanding 5.75% Senior Notes due 2028
(which we refer to as the "Old Notes")
We refer to the Exchange Notes and Old Notes collectively as the "notes."

        This prospectus supplement (this "prospectus supplement") updates certain statements and information and supersedes any inconsistent statement or information contained in the prospectus dated October 2, 2018 (the "prospectus") of NRG Energy, Inc. ("we" or the "Company"). This prospectus supplement and the prospectus, taken together, constitute a current prospectus relating to the Company's offer to exchange (the "exchange offer") the Old Notes for Exchange Notes.

        This prospectus supplement contains important changes and should be read carefully and in its entirety in conjunction with the prospectus. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The date of this prospectus supplement is October 3, 2018

CHANGES TO THE PROSPECTUS AND THE TERMS OF THE EXCHANGE OFFER

        We are modifying the contents of the prospectus to update the amount of the exchange offer previously shown as $870,000,000 to show that the actual outstanding amount of our 5.75% Senior Notes due 2028 is $821,064,000. Accordingly, all references in the prospectus to $870,000,000 are hereby revised to be $821,064,000.

        Except as set forth in this prospectus supplement, the terms and conditions of the exchange offer remain as set forth in the prospectus. This prospectus supplement should be read in conjunction with the prospectus.

        We have appointed Delaware Trust Company as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of the prospectus, this prospectus supplement and the letter of transmittal that may accompany the prospectus to the exchange agent addressed as follows:

DELAWARE TRUST COMPANY, EXCHANGE AGENT

By Registered or Certified Mail or Overnight Carrier:	Facsimile Transmission: (for eligible institutions only)	By Hand Delivery:
Delaware Trust Company	(302) 636-8666	Delaware Trust Company
251 Little Falls Drive		251 Little Falls Drive
Wilmington, DE 19808	Confirm by Telephone:	Wilmington, DE 19808
Attention: Trust Administration	(877) 374-6010	Attention: Trust Administration